EXHIBIT 10.5

November 11, 2008

Scott Wolchko

Re:	Amendment to Employment Offer Letter dated September 17, 2007

Dear Scott:

This letter agreement amends that certain employment offer letter, dated September 17, 2007 (the “Offer Letter”), between you and Fate Therapeutics, Inc. (the “Company”). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Offer Letter.

1.	Severance. Section 5 of the Offer Letter is hereby amended and restated in its entirety to read as set forth below:

“If within twelve (12) months of a Change of Control (as defined below), your employment is terminated at any time (i) involuntarily without Cause (as defined below) or (ii) for Good Reason (as defined below), subject to the execution by you of a customary release, (A) you shall receive a cash severance payment equal to six months of your then-current annual base salary (the “Severance Payment”), and (B) you shall be reimbursed for six months of COBRA benefits. The Severance Payment shall be paid out in substantially equal installments over six months in accordance with the Company’s payroll practice, in arrears beginning on the first payroll date that is at least 30 days after the Date of Termination (as defined below); provided that you have executed, returned to the Company and have not revoked within the applicable revocation period a customary release of claims against the Company in a form reasonably acceptable to the Company. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment is considered a separate payment.”

2.	Amendments to Definition of Good Reason. The definition of “Good Reason” contained in Section 7 of the Offer Letter is hereby amended and restated to read as set forth below:

“Good Reason” shall mean that you have complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events: (i) a reduction by fifteen (15) or greater percent by the Company or any successor thereof of your then-current base salary (provided however, that in the event that the base salary of all senior management are similarly reduced, such material reduction will not constitute Good Reason); (ii) a material reduction by the Company or any successor thereof in your kind or level of employee benefits with the result that your overall benefits package is significantly reduced (provided however, that in the event the benefits of all senior management are similarly reduced, such material reduction will not constitute Good Reason); or (iii) your relocation to a facility or a location more than fifty (50) miles from the Company’s headquarters as of the date of this letter. Notwithstanding the above, none of the following shall be considered Good Reason: (x) the mere occurrence of a Change of Control; (y) any change in the identity of the surviving corporation in the event of a Change of Control; or (z) any change in the status of the surviving corporation after a Change of Control as a private or public company.

3.	Additional Definitions. The Offer Letter is hereby amended to include the following additional defined terms:

“Date of Termination” shall mean (i) if the Company terminates your employment without Cause, 30 days after the date on which the Company delivers to you notice of such termination and (ii) if you terminate your employment for Good Reason, the date on which you deliver the notice of termination described in clause (v) of the definition of “Good Reason Process” below.

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you deliver to the Company notice of termination of your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.	Section 409A.

4.1

Anything in the Offer Letter (as amended hereby) to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to hereunder on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

4.2	The parties intend that the Offer Letter (as amended hereby) be administered in accordance with Section 409A of the Code. To the extent that any provision of the Offer Letter (as amended hereby) is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that the Offer Letter (as amended hereby) may be amended as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of the Offer Letter (as amended hereby) are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

5.	No Other Amendment. Except as expressly amended hereby, the terms and conditions of the Offer Letter shall remain unchanged and in full force and effect.

Sincerely,

/s/ Paul Grayson

Paul Grayson
President and Chief Executive Officer
Fate Therapeutics, Inc.

The foregoing terms and conditions are hereby accepted:

Signed:	/s/ Scott Wolchko

Print Name:	Scott Wolchko

Date:	2008 Nov 11